Exhibit 99.1

Transcept Pharmaceuticals

Moderator: Glenn Oclassen

November 12, 2012

4:30 p.m. ET

Operator:	Good day, ladies and gentlemen and welcome to the Transcept Pharmaceuticals third quarter 2012 earnings conference call.

At this time all participant are in a listen only mode. Later, we’ll conduct a question and answer session and instructions will be given at that time. [Operator Instructions] As a reminder, this conference call will be recorded.

Now I’d like to hand the conference over to Mr. Tom Soloway, Executive Vice President and Chief Operating Office of Transcept Pharmaceuticals. Sir, you may begin.

Tom Soloway:	Thank you operator and good afternoon everyone. Thank you for joining us today to discuss the Transcept Pharmaceuticals 2012 third quarter results. My name is Tom Soloway, Executive Vice President and Chief Operating Officer of Transcept. Joining me on the call today are Glenn Oclassen, President and Chief Executive Officer and Leone Patterson, Vice President and Chief Financial Officer.

After market close this afternoon, we released financial results for the quarter ended September 30, 2012. A copy of this press release is available on our website.

We remind you that this conference call will contain forward-looking statements that are intended to be covered under the safe harbor provided by the Private Securities Litigation Reform Act. Examples of such statements include, but are not limited to:

Our beliefs regarding the timing, size and nature of commercial opportunities for Intermezzo, including managed care placement as well as physician and patient acceptance.

Our beliefs regarding the key challenges facing the market acceptance of Intermezzo, including what we believe to be the factors affecting Purdue’s ability to effectively address such challenges.

Our expectations regarding the trajectory of prescriptions for and revenue derived from Intermezzo and the timing of such projections.

Our expectations regarding the timing, investment in and benefit of an Intermezzo direct-to-consumer promotional campaign.

Our beliefs regarding intellectual property and product exclusivity for Intermezzo and its importance and duration, including plans and results relating to ANDA proceedings or litigation.

Our beliefs regarding the accounting treatment and adjustment of royalties on net sales of Intermezzo generated by Purdue.

Our beliefs regarding the importance of Intermezzo prescription growth as an indicator of success.

Our plans, strategies and ability to identify and finance additional products for in-licensing or acquisition, the nature of such products and the ability of those products to be accretive to our earnings.

Our beliefs regarding the potential patient benefits of TO-2061 and its mechanism of action.

And our plans to develop TO-2061 and expectations for the timing of the Phase 2 study completion, top line data availability and an end of Phase 2 meeting with the FDA.

These statements are based on information that is available to us today. We may not actually achieve our goals, carry out our plans or intentions or meet expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these statements. Our forward-looking statements do not reflect the potential impact of any in-licensing agreements, acquisition, mergers, dispositions, joint ventures or investments that we may enter into or terminate. Actual results or events could differ materially and we assume no obligation to update these statements as circumstances change, except as required by law.

For additional information concerning the factors that could cause actual results to differ materially, please see the forward-looking statements section in today’s press release and the risk factors section of our quarterly report on Form 10-Q for the quarter ended June 30 and the 10-Q we plan to file tomorrow for the quarter ended September 30, 2012.

I’ll now turn the call over to Glenn Oclassen.

Glenn Oclassen:	Thanks Tom and good afternoon everyone. And thank you for joining the call today.

Intermezzo, our lead product, is the first and only prescription sleep aid approved for use as needed in the treatment of insomnia when a middle-of-the-night awakening is followed by difficulty returning to sleep. In the past, prescription sleep aids, including oral zolpidem doses of 5 milligrams to 12.5 milligrams have been designed to be used at bedtime and have required seven to eight hours of remaining time in bed. Unlike these bedtime sleep aids, Intermezzo, which is a sublingual tablet containing 1.75 milligrams to 3.5 milligrams of zolpidem, was specially formulated to be taken in the middle-of-the-night at the time that an insomnia patient awakens. And it’s the first drug ever approved by the FDA for this specific indication.

Intermezzo was launched in April of 2012 by our marketing partner Purdue Pharma. While we are seeing continuing month to month growth in total Intermezzo prescriptions, the absolute numbers indicate that significant work remains to establish Intermezzo as the important insomnia product we believe it will be.

We see three key marketing and selling challenges. These include further expanding managed care access for Intermezzo, motivating physicians to identify middle-of-the-night awakenings as an important manifestation of insomnia, and building awareness among physicians and patients of Intermezzo as the right treatment option.

Purdue is continuing to make progress with insurers and managed care organizations and we expect that managed care restrictions will become less of an obstacle to adoption over time. In addition, for the many patients whose managed care plans currently cover Intermezzo, Purdue is offering a patient savings card that can reduce the co-pay to as little as $15.

The unique Intermezzo indication requires that we change the way in which physicians interact with patients with regard to their sleep problems. Until the introduction of Intermezzo, physicians did not have compelling clinical reasons to differentiate between insomnia patients having problems going to sleep at bedtime and patients whose insomnia was characterized by middle-of-the-night awakenings. An important future goal is to help physicians distinguish between these manifestations of insomnia and prescribe Intermezzo for the appropriate patients.

Finally, we believe that Intermezzo is an excellent candidate for direct-to-consumer promotion. As we have indicated in the past, following the launch of Intermezzo, Purdue has adhered to the PhRMA guidelines which preclude DTC advertising for a period of approximately six months after product launch. We know that Purdue has evaluated the DTC opportunity and we have discussed a range of DTC strategies with them. However, until final decisions are reached, we will not be in a position to comment on what additional strategies or investments, if any, we or Purdue may pursue with regard to the mix of Intermezzo marketing activities or the timing of these decisions.

With regard to our patent protection, in August of 2012, the USPTO issued two additional patents covering Intermezzo. The first of these includes claims directed to methods of treating middle-of-the-night insomnia with low doses of zolpidem and is an important part of the Intermezzo patent strategy. The FDA subsequently listed this patent in its Orange Book and this listing triggered a $10 million milestone payment from Purdue which we received and recognized during the third quarter of 2012. The second of these patents includes claims directed to compositions for treating middle-of-the-night insomnia and has also been listed in the FDA Orange Book. These patents expire in 2029 and 2025 respectively.

We recently received Paragraph IV challenges from Actavis, Novel Laboratories, Par Pharmaceuticals, Par Formulations and Watson Pharmaceuticals. Transcept and Purdue patent counsel have reviewed these Paragraph IV challenges and we have jointly filed actions against these generic manufacturers.

Now I’d like to briefly comment on the progress of our TO-2061 program in the treatment of obsessive-compulsive disorder. It’s estimated that OCD affects up to 2 percent of the U.S. population and OCD is seen to be a disorder as disabling as schizophrenia. The only medications currently approved for the treatment of OCD including four of the SSRIs and clomipramine, and the literature suggests that 40 to 60 percent of OCD patients fail to adequately respond to these primary therapies.

TO-2061 is an adjunctive therapy that is being evaluated in the treatment of patients with obsessive-compulsive disorder who have not adequately responded to an approved OCD medication. We believe that the potential benefits of TO-2061 may be related to the ability of the drug to down regulate dopamine even at very low doses. Our investment in the program is based on the result of two pilot studies in which the majority of treatment-resistant OCD patients showed substantial improvement when low dose ondansetron was added to their treatment regimen.

We are moving toward the completion of a double blind placebo controlled study to evaluate the safety and efficacy of adjunctive therapy with TO-2061 as compared to placebo in treatment-resistant OCD patients. On September 12, we announced that enrollment and randomization of 168 patients was complete. The last patient visit is scheduled to occur before the end of the year — the calendar year — and we expect to announce top line results in the first quarter of 2013. Depending on these results, we plan to schedule an end of Phase 2 meeting soon thereafter with the FDA to discuss the additional development program that will be required for an NDA filing.

Finally, as we look to expand our product portfolio beyond Intermezzo and TO-2061, we are engaged in an active business development effort to identify an additional late stage product for potential licensing or acquisition. We are targeting product assets that are consistent with our neuroscience development capabilities and our focus on the psychiatry audience and with our intention to prudently manage our cash resources.

I will now turn the call over to Leone Patterson, our CFO, to review our third quarter financial performance, after which we’ll open the call for questions.

Leone?

Leone Patterson:	Thanks Glenn.

On September 30, 2012, Transcept had $98.7 million of cash, cash equivalents and marketable securities. During the quarter ended September 30, 2012 Transcept spent on average approximately $1.5 million per month, which does not include cash inflows from stock option exercises or revenue received from Purdue.

Revenue for the quarter was $10.4 million, which included the $10 million milestone payment from Purdue, $250,000 from Purdue for the nonrefundable option to negotiate for the commercialization of Intermezzo in Mexico and Canada, and $190,000 of royalties related to Purdue net sales of Intermezzo to wholesalers.

Purdue pays royalties to us based on sales to wholesalers, less certain sales adjustments including estimates for returns, rebates and sales incentives. For several quarters, these adjustments can be expected to reflect the uncertainty inherent in the early stages of launching a new product. While royalty revenue is likely to vary accordingly, we believe that prescription data trends are a better near-term measure of Intermezzo success.

Research and development expense for the quarter ended September 30, 2012 was $3.1 million, compared to $2.7 million for the same period in 2011. Research and development expense in both periods was primarily related to expense associated with our Phase 2 study of the TO-2061 program.

General and administrative expense for the quarter ended September 30, 2012 was $2.5 million, compared to $2.9 million for the same period in 2011.

Net income for the quarter ended September 30, 2012 was $4.9 million, or $0.26 per basic share and $0.25 per diluted share, compared to a net loss of $5 million, or $0.37 per basic and diluted share, for the same period in 2011. This increase in net income was primarily attributable to the $10 million milestone payment from Purdue.

At September 30, 2012, there were 18.6 million shares of common stock outstanding and 3.3 million shares of common stock related to outstanding options and warrants.

That concludes our prepared remarks for this afternoon. We will now open the call to your questions.

Operator, you may now review the instructions for Q&A.

Operator:	Thank you. [Operator Instructions] Our first question comes from Bill Tanner from Lazard Capital Markets.

Bill Tanner:	Thanks for taking the question.

Glenn, I guess a few for you. One is — so you ticked off managed care physician prescribing patterns and building awareness and on managed care, could you give us a sense as to where you are with respect to formulary — position your formulary wins relative to maybe the initial expectations and if you’re — if you’re further behind, is this something that it’s more of a when not an if for what needs to be done there, and then I have a couple of follow ups.

Glenn Oclassen:	The managed care process in general, especially in the last five years, has become an increasingly slow one. But I would say that at this point we’re about up to the levels that we expected this long after launch, and most of that is Tier 3 payment, and most of that is without restrictions. We’re not going to release any specific numbers on this for basically the same reason that we have talked about on previous quarterly calls. And that is that Purdue is a private company. We respect that and want to make sure that we’re — what we’re revealing on these sorts of things is something that’s comfortable to them. Bottom line is that I don’t think we see the managed care coverage as the principle impediment to Intermezzo living up to its — its potential and we do expect to see continued improvement on this as time goes by.

Bill Tanner:	Okay, and — and so then does — does the two other items that you ticked off, physician prescribing habits and then building awareness. I mean it seems like, you know, those are going to improve with — as a function of increased effort, better targeting and then obviously the latter part as it relates maybe more to, you know, to — to dedicating more capital to it. So I’m wondering as further physician prescribing habits is, are changes afoot to try to get physicians to be more inclined to — to, as you mentioned, to diagnose middle-of-the-night insomnia as the primary issue or how — how should we think about that?

Glenn Oclassen:	Well I — I — I think it is an issue of promotional strategy. I think it’s been recognized that you have to, especially for a busy physician, you have to provide sufficient motivation to them to get into a discussion with a patient that they normally haven’t had to engage with in the past because they didn’t have a middle-of-the-night choice or a product alternative, a therapeutic alternative to treat middle-of-the-night awakening and that’s been a continuous adjustment — as the rollout has — has moved forward. And I think that this is a matter of — as it is with every product launch, that you — you learn as you go and this is something that’s been recognized and will be continuously adapted to over time.

Bill Tanner:	And then just the last question, on the — on the raising the awareness. I mean it does seem like DTC advertising makes sense and you guys have called out the fact that the airtime should be pretty inexpensive if, obviously you’re able to do it in the middle of the night. I mean is this still something that you can share with us how much of debate is that it’s going to happen at all or is it not so much that versus when it’s going to be implemented and how?

Glenn Oclassen:	You know, this is not really something we can make a call on at this point. I — I think we wanted to be forthcoming in indicating that — and I think fairly obviously that for a product like this, the DTC is — is an important item for discussion but we’re not in the position to confirm that anything’s going forward because we — we don’t have such confirmation. As soon as we know about it, you will.

Bill Tanner:	Okay, so this is not a discussion that is ongoing between Transcept and Purdue and it sounds like it’s not something that you would really have expected there to be much of a back and forth versus them just telling you this is the way it’s going to go?

Glenn Oclassen:	We have actually a very productive relationship with Purdue and they’ve been — been good partners in particular and particularly in the sense of communicating, but we’re just not in a position to say any more about DTC because it’s a — it’s a decision that has not yet been made.

Bill Tanner:	Okay, all right. Thank you.

Operator:	Thank you.

Your next question — your next question comes from Jason Gerberry from Leerink Swann.

Jason Gerberry:	Thanks for taking the questions.

Just this thing about the use of that close to $100 million in cash, it — does it sound like there’s an option for Transcept to potentially incur some of the DTC costs? My understanding was that it was Purdue that would be shouldering all those costs, and then I have a follow up.

Glenn Oclassen:	Well, certainly the — the marketing of this drug has, you know, Purdue is our marketing partner but our involvement in that is — is something that we will always consider to see what is going to best support the product going forward. But no decisions of any kind have been made in that regard.

Jason Gerberry:	Okay, so [inaudible] at least as being a potential option. And then on a product acquisition front then, I mean I guess, how should we be thinking about sequencing of that. You know, you’ve got data for the OCD product, you know, are you going to wait a couple quarters to see how the Intermezzo scripts shake out before you’d think about doing a product acquisition?

Glenn Oclassen:	I think we see these projects to be quite independent of one another. Now obviously, the company has to look at its overall cash resources and overall uses of those, but at this point, we believe that we can support going forward with TO-2061 pending, of course, the discussions with FDA. We haven’t had those discussions yet and won’t have them until after we have the data. And with regard to product acquisition or licensing or whatever, we’re — we’re trying to only look at those things that are within our ability to afford them.So we’re — we’re managing all of these issues with the intention that we will conduct them within the boundaries of our existing cash position as much as that is possible.

Jason Gerberry:	Okay, and if I could just ask one last one on the — the managed care front, the — the coupon or the co-pay coupon assistance that — that Purdue has. To the extent that you can characterize redemption by customers of that is it — is it high, medium, low? I’m just trying to get a sense of, you know, I appreciate that you’re getting a lot of Tier 3 coverage, but to the extent that those are actually being utilized, that’d be helpful. Thanks.

Glenn Oclassen:	I can’t give you any hard numbers on it. I will tell you that Purdue seems to continue to consider this an important part of the promotion of the product and because it does, you know cut co-pay from something — a Tier 3 co-pay from something on the order of $50 down to — down to about $15 or in some cases even less. But I — I don’t have any specific numbers to give you on the — on the penetration on that. Suffice to say, as I said that Purdue seems to consider this — continue to consider this an important part of the program.

Jason Gerberry:	Okay, thank you.

Operator:	Thank you. [Operator Instructions] And our next question comes from Jason Butler from JMP Securities.

Jason Butler:	Hi guys, thanks for taking the question.

I’m just not — another one of the physician prescribing habits, just wondering what you think would be the — or could be the most important change that needs to happen here? Is it just getting in front of the docs more or is there any clinical or pharmaco-economic data you think could be useful?

Glenn Oclassen:	I don’t think there’s any change in the [inaudible] and acknowledgment at a discussion with the physician that until now, until Intermezzo, that there was no real incentive for the physician to ask, are you having trouble, you know, you know, you tell me you’re having difficulty sleeping, does that mean you’re having trouble going to sleep at bedtime or are you waking up in the middle of the night and having problems going back to sleep? Now there’s a motivation to ask that question because you — you’ve got a product specifically designed for exactly that use and in some ways, I think it is a matter of putting the condition out in front of the product rather than putting the product first and then talking about the — the conditions. So, I think that starting the presentation with a discussion of middle-of-the-night awakening and its importance within the overall manifestations of insomnia is a — is a key part of — of motivating busy physicians to take a few more moments in their discussion with a patient with sleep problems in order to better characterize their particular difficulty.

Jason Butler:	Okay, thanks.

And then, just on the — on the OCD trial, can you talk about what — what level of benefit you — you think you need to see here both from a regulatory and commercial perspective and whether there’s actually a different benefit you need to see for — for commercial success versus regulatory success?

Glenn Oclassen:	Well the first thing you need to do is get an NDA approved, clearly. My understanding in OCD studies is that the — the sort of pass/fail line in terms of product efficacy is a 25 percent improvement in the so-called Y-BOCS score, which is this standing — standard scoring mechanism that’s used. What we saw in our initial studies, which were open label studies, it was that in the roughly 60 percent of patients — and this was in both of these two studies — the roughly 60 percent of patients who showed a meaningful response. That response had a mean of about a 45 percent improvement, that is a big improvement. That means that some of those patients are actually getting out of their homes for the first time in perhaps in many years. So we’re — we’re — for — if Intermezzo succeeds, we are — we think it’s going to show a rather substantial therapeutic effect. But what you need for approval is the ability to differentiate from placebo and the meaningful differentiation seems to come when you're getting at least a 25 percent improvement.

Jason Butler:	Okay, great. Thanks for taking the questions.

Glenn Oclassen:	You’re welcome.

Operator:	Thank you.

And I’m showing no further questions at this time. I would like to hand the conference back over to Mr. Glenn Oclassen.

Actually, we do have Mr. Bill Tanner who’s just queued up. Your line’s open sir.

Bill Tanner:	Glenn, did have one question on clarification on the — and Leone’s prepared remarks that the prescription data are the best measure of near — the best near term measure of Intermezzo success. The — can you maybe a little clarification there because it sounds like the recent prescription trends would suggest that success of the drug is going to be more modest than expected?

Glenn Oclassen:	It — it — it certainly suggests it’s more modest than we expected at this point. Now what that means long term is another issue entirely. We remain believers in this product and — and believers that having a drug that you can use in the middle of the night when you wake up and can’t get back to sleep, that puts you back to sleep quickly and enables you to wake up four hours later and not have any residual effects, that that has a meaningful future. But the — the revenue numbers now are all subject to essentially human judgment as to what am I dealing with in terms of inventory and potential returns and — and, you know what represents real volume that is being created by patients actually consuming the product versus stocking inventory and so on and so forth. So, that — that’s going to take several months — a number of months to sort out and until then, we think that a proper estimate of how well the product’s doing is best determined from looking at the prescription line and — and, Bill, you’re absolutely right, that that line at the moment looks fairly soft. We’re looking along with Purdue, obviously to do the things that will improve that.

Bill Tanner:	But I guess in fairness to Transcept and the acknowledging the unmet medical need, I mean it seems like the — it seems like the prescription run rate is a function more so of a matter of the effort that’s being put behind it and not necessarily so much what the end user — end — the ultimate end potential could be.

Glenn Oclassen:	It certainly a measure of the success of the effort that has been put behind it so far, without question. And so far, that effort has succeeded less than either Purdue or we anticipated and we are collectively trying to do the things that will turn that around.

Bill Tanner:	Yep, fair enough. Okay, thank you.

Glenn Oclassen:	Thanks Bill.

Operator:	Thank you.

And our next question comes from Jason Gerberry from Leerink Swann.

Jason Gerberry:	A follow up, should we be looking at this quarter as number on the sort of Op Ex is — or more specifically the G&A, I mean obviously you’ve got some clinical programs still. But on the G&A front, there’s sort of reflective of — you guys at around a $10 million — should we be thinking about a $10 million run rate per year on — on G&A spend?

Leone Patterson:	That’s probably a little high. I think — I think we’re basically — it’s a little bit high but I think it’s close to that number, it’s around 10.

Jason Gerberry:	Okay, thanks.

Operator:	Thank you.

And I’m showing no further questions at this time. I would like to hand the conference over to Mr. Glenn Oclassen for closing remarks.

Glenn Oclassen:	Well, thanks for participating and we appreciate the continuing interest. We — we haven’t solved the — the equation to this one yet, but we are working very hard on it — and — and looking forward to building this drug to be the kind of success that we all believe it should be.

We will further update you as we have additional information on the Intermezzo launch and then particularly looking forward to announcing the results from our Phase 2 study of TO-2061 during the first quarter of next year.

Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This concludes our program, you may all disconnect and have a wonderful day.

END